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                                                                      EXHIBIT 21

                     SUBSIDIARIES OF THE WISER OIL COMPANY

T.W.O.C., Inc.
Maljamar Wiser, Inc.
Wiser Oil Company of Canada
Wiser Delaware LLC
Maljamar Development Partnership, L.P.